Exhibit 99.1

L.B. FOSTER REPORTS THIRD QUARTER OPERATING RESULTS

PITTSBURGH, PA, November 7, 2016 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy, and utility markets, today reported its third quarter 2016 operating results which include:

•	A sales decrease of 34.9% from the prior year quarter to $114.6 million.

•	Gross profit margin of 17.3% compared to 20.5% in the prior year.

•	An additional non-cash impairment charge of $6.9 million ($5.9 million net of tax or $0.58 per share) resulting from the finalization of the June 1, 2016 asset impairment analysis related to the write-down of goodwill and definitive-lived intangible assets at two of the Company’s reporting units within its Rail Products and Services (“Rail”) and Tubular and Energy Services (“Tubular”) segments.

•	Cash flow provided by operating activities of $5.3 million compared to $15.6 million provided in the prior year quarter, most of which was used to reduce borrowings.

•	A decision by the Company’s Board of Directors to suspend the quarterly dividend of $0.04 per share ($1.7 million per year) to redeploy cash toward reducing debt.

•	The execution of a second amendment to the Company’s credit agreement intended to provide additional operating flexibility for the Company to manage through the current downturn in our markets.

Third Quarter Results

•	Third quarter net sales of $114.6 million decreased by $61.4 million, or 34.9%, compared to the prior year quarter due to a 32.7% decrease in Tubular segment sales, a 35.3% decline in Rail segment sales and a 35.5% decrease in Construction segment sales. Our rail and piling distribution businesses together declined by $37.3 million, or 52.3% in the third quarter, accounting for more than 60% of the decline.

•	Gross profit margin was 17.3%, 320 basis points lower than the prior year quarter. The reduction was due principally to decreased Tubular margins which was largely a result of volume related deleveraging.

•	Third quarter net loss was $6.0 million or $0.58 per diluted share compared to net loss of $57.4 million, or $5.60 per diluted share, last year. Excluding the impairment charges[1] in both periods, the net loss would have been $0.04 million, or less than $0.01 per diluted share in the third quarter of 2016 compared to net income of $6.5 million or $0.63 per diluted share in the third quarter of 2015.

•	Third quarter adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and impairment charges) was $4.1 million compared to $18.5 million in the third quarter of 2015.

[1]	See non-GAAP reconciliation tables at the end of this press release for information regarding the non-GAAP measures used in this release (including reconciliation of net loss to Adjusted EBITDA and adjusted net loss excluding the impairment charge).

•	Selling and administrative expense decreased by $1.8 million, or 8.3%. The decrease was primarily driven by $0.8 million in cost reduction initiatives related to personnel and travel costs, $0.7 million related to incentive compensation, $0.3 million related to prior year acquisition and integration costs and other strategic spending reductions of approximately $0.9 million. These reductions were partially offset by $0.6 million of increased litigation related costs for the Union Pacific Rail Road (UPRR) matter and, to a lesser extent, increased costs related to the implementation of the Company’s enterprise resource planning system.

•	Interest expense was $1.5 million in the third quarter of 2016 compared to $1.3 million in the prior year quarter, the increase being attributable to an increase in interest rates in the current year period.

•	Third quarter bookings were $110.9 million, a 23.8% decrease from the prior year quarter, due to a 52.2% decline in Tubular segment orders and a 22.5% reduction in Rail segment orders.

•	The Company’s income tax rate was 36.1% compared to 18.2% in the prior year quarter. The Company’s effective income tax rate was affected in both years by the discrete impact of asset impairments. The 2016 rate was largely offset by changes in the Company’s forecast global mix of income.

•	Cash flow provided by operating activities for the third quarter of 2016 generated $5.3 million compared to $15.6 million of cash generated in the third quarter of 2015.

•	The Company utilized $26.0 million of cash from short-term subsidiary advances to pay down debt as of September 30, 2016.

•	The Company executed a second amendment to its credit agreement that, among other items, allowed for a reduction of the facility from $275 million to $225 million, which includes a $30 million term loan with a straight line amortization feature through maturity; the elimination of the leverage ratio through the second quarter of 2018; the creation of a Minimum EBITDA (as defined) covenant which gradually increases through the second quarter of 2018, after which, it is eliminated; the creation of a Fixed Charge Coverage Ratio of 1.0 to 1.0 and steps up to 1.25 to 1.0 in the first quarter of 2018.

•	The details of the amendment will be disclosed via a Form 8-K filing on November 7, 2016, and the amendment documents will be filed to an amendment to that Form 8-K.

CEO Comments

Bob Bauer, President and Chief Executive Officer, commented, “Our third quarter results reflect the continued weakness in the freight rail and energy markets that make up the majority of our served markets. In addition, lower steel prices continue to have an unfavorable impact on our distribution businesses, which have been losing revenue from declining prices and market weakness. We continue to position our business under the assumption that current market conditions persist, and we remain focused on executing our comprehensive cost management and efficiency initiatives. We have made great progress in aligning our costs with current and expected volumes. Since the first quarter of 2016, we have increased our target for expense reductions and have taken action on over $12.0 million of annual expense reductions.”

Mr. Bauer added, “We remain very focused on free cash flow generation. We have significantly reduced our capital spending throughout the year and are targeting spending rates at less than half of 2015 levels. In addition, the Board of Directors has agreed to suspend our dividend in order to redirect cash toward debt reduction.”

Mr. Bauer concluded by saying, “Among the more positive developments, activity in the upstream energy market is clearly improving. As more rigs are put to work and the inventory of drilled but uncompleted wells declines, we are experiencing increased activity in our test and inspection services division. The market outlook for our precast concrete products and our European rail division also continue to look favorable.”

Nine Month Results

•	Net sales for the first nine months of 2016 decreased by $108.4 million, or 22.3%, due to a 25.3% decline in Rail segment sales, a 22.3% decrease in Construction segment sales and a 14.5% decline in Tubular segment sales. The Rail sales decline was driven by reductions across all product categories, while the Construction decrease was due to piling and bridge products reductions. The Tubular decline was due principally to test and inspection services revenue declines.

•	Gross profit margin was 19.0%, down 240 basis points from the prior year period. The margin decline was due to reductions in the Rail and Tubular segment margins, while Construction margins were flat with the prior year.

•	Selling and administrative expense decreased by $2.2 million. The decrease was primarily attributable to cost reduction initiatives related to personnel costs of $1.1 million, incentive compensation reductions of $1.7 million, prior year acquisition and integration costs of $1.0 million and other strategic spending reductions of $1.7 million which were partially offset by $2.4 million in increased litigation related costs for the UPRR matter and to a lesser extent costs related to the implementation of the Company’s enterprise resource planning system.

•	Interest expense was $4.3 million in the first nine months of 2016 compared to $3.2 million in the comparable prior year period. The increase was attributable to higher average borrowings for the nine-month period, increased interest rates, and a $0.3 million write-off of deferred financing costs resulting from the second quarter 2016 amendment to the credit agreement.

•	The net loss for the first nine months of 2016 was $100.8 million, or $9.82 per diluted share, compared to a net loss of $47.8 million, or $4.65 per diluted share, last year. Excluding the impairment charges in both years, the net loss would have been $4.0 million or $0.39 per diluted share in 2016 compared to net income of $16.1 million or $1.56 per diluted share in 2015.

•	Adjusted EBITDA for the first nine months of 2016 was $15.6 million compared to $47.2 million in the prior year, a decrease of $31.6 million or 67.0%.

•	The Company’s income tax rate from continuing operations was 29.5%, compared to 14.3% in the prior year nine-month period. The Company’s effective income tax rate was significantly impacted by the asset impairment charges, which related to both tax deductible and nondeductible assets in both periods.

•	Cash provided by operating activities was $11.9 million for the first nine months of 2016, compared to $13.7 million in the prior year period. Capital expenditures were $6.5 million in the first nine months of 2016 compared to $11.6 million in the prior year.

L.B. Foster Company will conduct a conference call and webcast to discuss its third quarter 2016 operating results on Monday, November 7, 2016 at 5:00 pm ET. The call will be hosted by Mr. Robert Bauer, President and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster web site: www.lbfoster.com, under the Investor Relations page. The conference call can be accessed by dialing 877-407-0784 and providing access code 13648753.

About L.B. Foster Company

L.B. Foster is a leading manufacturer, fabricator, and distributor of products and services for the rail, construction, energy and utility markets with locations in North America and Europe. For more information, please visit www.lbfoster.com.

This release may contain forward-looking statements that involve risks and uncertainties. Statements that do not relate strictly to historical or current facts are forward-looking. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements that include those words are usually forward-looking statements. Actual results could differ materially from the results anticipated in any forward-looking statement. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, an economic slowdown or a continuation of the current economic slowdown in the markets we serve; the risk of doing business in international markets; our ability to effectuate our strategy including evaluating potential opportunities such as strategic acquisitions, joint ventures, and other initiatives, and our ability to effectively integrate new businesses and realize anticipated benefits; costs of and impacts associated with shareholder activism; a decrease in freight or passenger rail traffic; the timeliness and availability of material from our major suppliers; labor disputes; the effective implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes; foreign currency fluctuations; inflation; domestic and foreign government regulations; economic conditions and regulatory changes caused by the United Kingdom’s likely exit from the European Union; continued and sustained declines in energy prices; a lack of state or federal funding for new infrastructure projects; increased regulation including conflict minerals; an increase in manufacturing or material costs; the ultimate number of concrete ties that will have to be replaced pursuant to the previously disclosed product warranty claim of the (“UPRR”) and an overall resolution of the related contract claims as well as the possible costs associated with the outcome of the lawsuit filed by the UPRR; risks inherent in litigation and those matters set forth in Item 8, Footnote 19, “Commitments and Contingent Liabilities” and in Item 1A, “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2015 and any updates to such disclosures in subsequent Form 10-Qs. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company assumes no obligation and does not intend to update or revise these statements, whether as a result of new information, future events or otherwise, except as required by securities laws.

Investor Relations:

David Russo

(412) 928-3417

investors@lbfoster.com

L.B. Foster Company

415 Holiday Drive

Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Sales of goods	$100,293	$147,648	$326,278	$417,224
Sales of services	14,351	28,411	50,670	68,161

Total net sales	114,644	176,059	376,948	485,385
Cost of goods sold	81,674	117,474	260,705	328,461
Cost of services sold	13,167	22,547	44,667	53,143

Total cost of sales	94,841	140,021	305,372	381,604

Gross profit	19,803	36,038	71,576	103,781

Selling and administrative expenses	19,807	21,605	65,941	68,133
Amortization expense	1,763	3,337	7,818	8,950
Asset impairments	6,946	80,337	135,884	80,337
Interest expense	1,520	1,265	4,342	3,166
Interest income	(50)	(66)	(157)	(160)
Equity in loss of nonconsolidated investments	263	299	946	312
Other income	(1,085)	(537)	(263)	(1,245)

	29,164	106,240	214,511	159,493

Loss before income taxes	(9,361)	(70,202)	(142,935)	(55,712)
Income tax benefit	(3,379)	(12,780)	(42,125)	(7,939)

Net loss	$(5,982)	$(57,422)	$(100,810)	$(47,773)

Basic loss per common share	$(0.58)	$(5.60)	$(9.82)	$(4.65)

Diluted loss per common share	$(0.58)	$(5.60)	$(9.82)	$(4.65)

Dividends paid per common share	$0.04	$0.04	$0.12	$0.12

Average number of common shares outstanding — Basic	10,296	10,256	10,264	10,266

Average number of common shares outstanding — Diluted	10,296	10,256	10,264	10,266

L.B. FOSTER COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,651	$33,312
Accounts receivable — net	64,908	78,487
Inventories — net	91,381	96,396
Prepaid income tax	7,389	1,131
Other current assets	6,195	5,148

Total current assets	173,524	214,474

Property, plant and equipment — net	106,147	126,745

Other assets:
Goodwill	19,387	81,752
Other intangibles — net	65,813	134,927
Deferred tax assets	39,009	226
Investments	4,374	5,321
Other assets	3,026	3,215

Total Assets	$411,280	$566,660

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,287	$55,804
Deferred revenue	7,357	6,934
Accrued payroll and employee benefits	7,945	10,255
Accrued warranty	9,034	8,755
Current maturities of long-term debt	1,326	1,335
Other accrued liabilities	11,046	8,563

Total current liabilities	77,995	91,646

Long-term debt	134,299	167,419
Deferred tax liabilities	6,998	8,926
Other long-term liabilities	15,225	15,837

Stockholders’ equity:
Class A Common Stock	111	111
Paid-in capital	44,220	46,681
Retained earnings	174,517	276,571
Treasury stock	(19,644)	(22,591)
Accumulated other comprehensive loss	(22,441)	(17,940)

Total stockholders’ equity	176,763	282,832

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$411,280	$566,660

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”) adjusted for asset impairments (“Adjusted EBITDA”) and adjusted diluted earnings per share, which are non-GAAP financial measures. The Company believes that EBITDA is useful to investors in order to provide a more complete understanding of the ongoing operations of the Company's business. Similarly, adjusted EBITDA and adjusted diluted earnings per share displays the performance of the Company without the impact of asset impairments in order to enhance investors' understanding of our day to day operations. In addition, management believes that these non-GAAP financial measures are useful to investors in the assessment of the use of our assets without regard to financing methods, capital structure, or historical cost basis and the significant asset impairment. Additionally, EBITDA is a financial measurement that management and the board of directors use in the determination of certain compensation programs.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company's financial information that is presented in accordance with GAAP. Quantitative reconciliations of the GAAP measures are presented below:

	Three Months Ended September 30,		Nine Months Ended September 30,
Adjusted EBITDA Reconciliation	2016	2015	2016	2015
Net loss	$(5,982)	$(57,422)	$(100,810)	$(47,773)
Interest expense, net	1,470	1,199	4,185	3,006
Income tax benefit	(3,379)	(12,780)	(42,125)	(7,939)
Depreciation	3,295	3,818	10,620	10,593
Amortization	1,763	3,337	7,818	8,950

Total EBITDA	(2,833)	(61,848)	(120,312)	(33,163)

Asset impairments	6,946	80,337	135,884	80,337

Adjusted EBITDA	$4,113	$18,489	$15,572	$47,174

	Three Months Ended September 30,		Nine Months Ended September 30,
Adjusted Diluted Earnings (Loss) Per Share Reconciliation	2016	2015	2016	2015
Net loss, as reported	$(5,982)	$(57,422)	$(100,810)	$(47,773)
Asset impairments, net of tax benefits of $1,000, $16,450 and $39,038, $16,450	5,946	63,887	96,846	63,887

Adjusted net (loss) income	$(36)	$6,465	$(3,964)	$16,114

Average number of common shares outstanding—Diluted, as reported	10,296	10,256	10,264	10,266
Average number of common shares outstanding—Diluted, as adjusted	10,296	10,304	10,264	10,347

Diluted loss per common share, as reported	$(0.58)	$(5.60)	$(9.82)	$(4.65)

Diluted (loss) earnings per common share, as adjusted	$(0.00)	$0.63	$(0.39)	$1.56